Exhibit 99.1

Progressive Care Inc. Announces Additional $1 Million Investment from NextPlat Corp.

Miami, FL – May 9, 2023 – Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care” or the “Company”), a personalized healthcare services and technology provider, today announced that it has successfully completed a transaction of $1 million investment from NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat”), a global e-commerce provider.

In connection with the $1 million investment, the Company sold to NextPlat 455,000 newly issued Units, with each Unit comprised of one share of the Company’s common stock and one Warrant to purchase a share of common stock and a per Unit purchase price of $2.20. In addition, Charles M. Fernandez, who serves as Chairman and CEO of both Progressive Care and Nextplat, Rodney Barreto, Vice-Chairman of Progressive Care and Director of the Board of NextPlat and certain other holders of convertible note issued by Progressive Care agreed to convert the approximately $2.9 million of outstanding principal and accrued and unpaid interest under the note to shares of Progressive Care’s Common Stock at a conversion price of $2.20 per share. Dawson James Securities Inc. (“Dawson”) served as an advisor for this transaction. Lucosky Brookman, New York, NY, acted as counsel to the Company in connection with the transaction, and ArentFox Schiff LLP, Washington, DC, served as counsel to NextPlat.

Following the closing of the Unit Purchase and the Debt Conversion, the Progressive Care preferred and common stock owned by NextPlat represents approximately 38.4% of Progressive Care’s total outstanding voting securities.

About Progressive Care

Progressive Care Inc., through its subsidiaries, is a Florida health services organization and provider of Third-Party Administration (TPA), data management, COVID-19 related diagnostics and vaccinations, 340B contracted pharmacy services, prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management.

Forward-Looking Statements

Forward-Looking Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Progressive Care Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

Public Relations Contact

Carlos Rangel

carlosr@pharmcorx.com